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                                                                   EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT by and between ENSERCH EXPLORATION, INC. (the "Company") and JOSEPH T. WILLIAMS (the "Executive") is entered into on this 8th day of June, 1995,

                              W I T N E S S E T H:

     WHEREAS, the Company desires to employ Joseph T. Williams, and Joseph T. Williams is willing to serve in the employ of the Company, upon the terms and conditions provided in this Agreement;

     WHEREAS, the Board of Directors of the Company recognizes the importance of the substantial experience and qualifications of the Executive in performing his duties and responsibilities for the Company, and the Board considers it essential to the best interests of the stockholders of the Company to take appropriate steps to assure that the Company will continue to have available the Executive's services; and

     WHEREAS, in this regard, the Board recognizes that, as is the case with many corporations, there exists the possibility of a Change of Control of the Company, and that such possibility, and the uncertainty and questions which it may raise, may result in the distraction of key management personnel to the detriment of the Company and its affiliates and stockholders, and the Board has determined that appropriate steps should be taken as set forth in this Agreement to reinforce and encourage Executive's continued attention and dedication of his assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control;

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     All words and phrases defined shall have the meanings described below unless in the context some other meaning is clearly intended.

     1.1 ''AFFILIATE'' means, with respect to any entity, another entity that controls, is controlled by or is under common control with the first entity. For purposes of this definition of Affiliate, the term control and its derivatives mean with respect to any entity the direct or indirect ownership of equity interests representing both 80% of each class of equity interests of the entity and the power to elect 80% of the Board of Directors or other governing body of the entity.

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     1.2   "AGREEMENT" means this employment agreement entered into between the
Company and the Executive.

     1.3  "BOARD" means the Board of Directors of the Company.

     1.4   "CASH INCENTIVE COMPENSATION" means that compensation described in
Section 6.2.

     1.5   "COMPANY GROUP" means the Company and its subsidiary Affiliates.

     1.6 "COMPENSATION COMMITTEE" means the Compensation Committee of the Board.

     1.7 "CONFLICT OF INTEREST" means a condition where the loyalty of the Executive is divided between that owed to the Company and another interest such as an investment or other relationship that would reasonably promote the Executive to take or refrain from taking an action that might not be in the best interest of the Company.

     1.8 "DISABILITY" means the Executive's incapacity resulting from injury or illness, whether mental or physical, which prevents the Executive from performing his normal duties under this Agreement. The presence or absence of the condition is to be determined by an independent physician selected by mutual agreement of the Company and the Executive.

     1.9  "EFFECTIVE DATE" means the date of this Agreement.

     1.10   "EXECUTIVE" means Joseph T. Williams.

     1.11 "JUST CAUSE" means the (a) conviction of the Executive of a felony involving moral turpitude, (b) gross negligence or willful misconduct of the Executive which causes a substantial monetary injury to the Company or any of its Affiliates, (c) willful and continued failure by the Executive to substantially perform material stated duties of his position with the Company or any of its Affiliates but only after he has been given written notice of his failure and has been given a reasonable period, not less than 30 days, to cure the willful and continued failure by taking such reasonable corrective action as is reasonably within his power at the time of reference, or (d) the Executive having participated in a Conflict of Interest that has resulted in a substantial detriment to the Company that has not been remedied or the Executive continues to participate in a Conflict of Interest after written notice of the Conflict of Interest has been delivered to the Executive. No act or failure to act on Executive's part for the purpose of this definition shall be "willful" within the meaning of clauses (b) and (c) unless done or omitted to be done by the Executive not in good faith and without the reasonable belief that Executive's action or failure to act is in the best interest of the Company and its Affiliates. Notwithstanding the foregoing (i) the Executive shall not be deemed to have been discharged for Just Cause under clause (b) or (c) or (d) unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than

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3/4 of the entire membership of the Board, excluding the Executive, at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the reasonable and good faith opinion of the Board, the Executive was guilty of the conduct described in clause (b) or
(c) or (d) and specifying the particulars in detail; and (ii) in the event of a discharge under clause (a) if there is a final adjudication by a court of competent jurisdiction, whether after appeal or otherwise, that overturns a conviction described in clause (a) which led to his discharge for Just Cause, the Executive shall be paid and provided the amounts and benefits provided in
Section 10.2 for a Termination With Cause by Executive.

     1.12 "LONG TERM INCENTIVE AWARDS" means those awards described in Section 6.5.

     1.13 "MINIMUM ANNUAL SALARY" means that compensation described in Section 6.1.

     1.14 "NON-QUALIFIED STOCK OPTIONS" means any options to acquire stock of the Company or the Parent granted to the Executive which do not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended, including any successor statute.

     1.15   "PARENT" means ENSERCH Corporation.

     1.16 "RESTRICTED STOCK BONUSES" means the grants of restricted stock described in Section 6.4 plus any similar grants to the Executive of stock of the Company or the Parent.

     1.17 "RETIREMENT" means the termination of the Executive's employment with the Company and all of its Affiliates as a result of his reaching a retirement age (not less than 63 years of age) established by the Board for his retirement in accordance with the Company's general policy for retirement of executives, provided that for purposes of the change of control provisions referred to in Section 10.7 below, the retirement age shall be as specified in the change of control agreement.

     1.18 "STOCK OPTIONS" means the Non-Qualified Stock Options, if any, now or hereafter granted to the Executive.

     1.19 "SUPPLEMENTAL EXECUTIVE RETIREMENT PAY" means that compensation described in Section 6.6.

     1.20 "TERMINATION BONUS" shall mean an amount equal to a pro rata portion of the Executive's Cash Incentive Compensation for the year of termination of the Executive's employment with the Company (prorated based on the number of days worked by the Executive during such year), provided that the Termination Bonus shall not be less than the result of the following formula: (i) the average of the Executive's Cash Incentive Compensation for the two years

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immediately preceding the year of termination, divided by (ii) 12, times (iii)
the number of months worked by the Executive during the year of termination.

     1.21 "TERMINATION WITH CAUSE" means, as it pertains to a termination by the Executive, a termination by the Executive because of (i) the failure by the Company to maintain the Executive as the Vice Chairman and Chief Executive Officer of the Company, (ii) the failure by the Company and its Affiliates to maintain the Executive as the Vice Chairman and Chief Executive Officer of the principal operating entity of the Company Group (which as of the Effective Date is the Company), unless the election of another person to any of such offices is approved by the Executive, (iii) a material change by the Board or by the Board of Directors of the principal operating entity of the Company Group, if different from the Company, of the Executive's function, duties or responsibilities which change would cause the Executive's positions with such entities to become of materially less dignity, responsibility, importance or scope than the Executive's positions with the Company immediately after the Effective Date, (iv) the relocation of the principal executive offices of the Company or the principal operating entity of the Company Group to a location outside the Dallas Metropolitan Area unless the relocation is approved by the Executive or (v) the Company's continued breach of this Agreement after the Executive shall have given the Company written notice of such breach and a period of thirty (30) days to cure such breach.

     1.22 "TERMINATION WITHOUT CAUSE" means, as it pertains to a termination by the Executive, a termination by the Executive for any reason other than a Termination With Cause or Death, Disability or Retirement. Termination Without Cause means, as it pertains to a termination by the Company, a termination by the Company for any reason other than Just Cause or Death, Disability or Retirement.

                                   ARTICLE II

                                   EMPLOYMENT

     The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions set forth in this Agreement.


                                  ARTICLE III

                               TERM OF AGREEMENT

     This Agreement becomes effective as of the Effective Date. The initial term of this Agreement is for a period from the Effective Date until the fifth anniversary of the Effective Date. Any termination of the Executive's employment with the Company shall be subject to the provisions of Article X hereof.

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                                  ARTICLE IV

                                    DUTIES

          The Executive is hereby employed, and during the term of this Agreement shall be employed, as Vice Chairman and Chief Executive Officer of the Company reporting to the Chairman of the Board of the Company and the Board.
The Executive agrees to perform all of the duties normally incident to those offices for as long as he shall hold those offices and to perform all other duties and responsibilities as may be prescribed by the Chairman of the Board and/or the Board from time to time and which are commensurate with his executive capacity as Vice Chairman and Chief Executive Officer of the Company.

                                   ARTICLE V

                               EXTENT OF SERVICE

          The Executive is employed on a full time basis. Therefore, during the period of his employment, except for illness, reasonable vacation periods and reasonable leaves of absence, the Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement. However, the Executive may devote a small but reasonable amount of time to pursue and monitor personal investments and, with the approval of the Board, from time to time, Executive may serve or continue to serve on the boards of directors of and hold any other offices or position in companies or organizations that in the Board's reasonable judgment will not present any Conflict of Interest with the Company or any of its Affiliates or materially affect the performance of the Executive's duties under this Agreement.

                                   ARTICLE VI

                                  COMPENSATION

          For services rendered by the Executive under this Agreement the Company agrees to pay and provide to the Executive compensation and benefits commensurate with his position and experience level within the oil and gas industry, which compensation and benefits (i) initially shall be as set forth in this Article VI and (ii) shall not at any time during the term of this Agreement be less than as set forth in this Article VI.

          6.1 MINIMUM ANNUAL SALARY. During each calendar year the Company shall pay the Executive base compensation in equal semi-monthly installments based upon the Minimum Annual Salary for the Executive of $400,000.00 which may be increased from time to time by the Board at the Board's sole discretion. The term "Minimum Annual Salary" as used in this Agreement shall include all increases granted by the Board.

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          6.2   CASH INCENTIVE COMPENSATION.  Subject to proration as set forth below for calendar year 1995, for each calendar year during the term of this Agreement the Executive shall be entitled to earn an annual cash bonus of between 0% and 82.5% of the Executive's Minimum Annual Salary for such year upon attaining goals established yearly by the Compensation Committee. The goals shall be established by the Compensation Committee, after consultation with the Chairman and the Executive, consistent with the Company's standards, and shall be established to produce a reasonable expectation in the sole judgment of the Compensation Committee that the Executive will receive a target bonus for each year equal to 55% of the Executive's Minimum Annual Salary for such year. In recognition of the fact that the remainder of calendar year 1995 is a transition year for the Company and the Executive, the Executive's bonus for calendar year 1995 shall be the amount calculated under the following formula: (i) 55% of (ii) the Executive's Minimum Annual Salary for 1995, multiplied by (iii) a fraction the numerator of which is the number of days remaining in 1995 after the Effective Date and the denominator of which is 365.

          6.3   STOCK OPTIONS.

          (a) On or before July 1, 1995, the Company shall grant to the Executive an option to acquire 35,000 or more shares of the common stock of the Company pursuant to its 1994 Stock Incentive Plan or elect in lieu thereof to take the action in (b) below. Prior to or upon each anniversary of the Effective Date during the term of this Agreement, the Company shall either grant to the Executive an option to acquire an additional 35,000 or more shares of the common stock of the Company or elect in lieu thereof to take the action in (b) below. The exercise price per share under such option shall be the fair market value of the stock as of the date of the grant of such option. The Options granted to the Executive during the term of this Agreement shall be Non-Qualified Stock Options and shall be pursuant to, and conditioned upon the execution by the Executive of, Stock Option Agreements substantially in the form as attached hereto as Exhibit A. The Company shall cause its currently effective registration statement on form S-8 (or comparable successor form) covering all shares subject to Stock Options granted to the Executive to remain effective until sixty (60) days after the later of exercise or termination of all Stock Options granted to the Executive.

          (b) In the event the Company does not grant the Options described above, then the Company will pay to the Executive an amount equal to the amount the Executive would have received if the Options had been granted as described above and exercised and sold at the New York Stock Exchange closing price on the date or dates selected by the Executive and notice is received by the Company, with payment to be made on the day after the option date or dates selected by the Executive.

          6.4   RESTRICTED STOCK BONUSES.

          (a) On or before July 1, 1995, the Company shall either award to the Executive a grant of 25,000 or more shares of performance-based restricted stock of the Company pursuant to its 1994 Stock Incentive Plan or elect in lieu thereof to take the action in (b)

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below.  Prior to or upon each anniversary of the Effective Date during the term of this Agreement, the Company shall either award to the Executive a grant of an additional 25,000 or more shares of performance-based restricted stock of the Company (with performance requirements as determined by the Compensation Committee that may vary from the initial award but that are consistent with performance requirements for awards of performance-based restricted stock to other senior executives of the Company) or elect in lieu thereof to take the action in (b) below. Such shares shall be restricted so that no share may be transferred or alienated in any way (except through passage under will or by the laws of descent and distribution upon the Executive's death) until the share is vested, at which time the restriction will lapse with respect to the vested shares. Such awards shall be granted pursuant to, and conditioned upon, execution by the Executive of Restricted Stock Agreements substantially in the form attached hereto as Exhibit B. The Company shall cause its currently effective registration statement on form S-8 (or comparable successor form) covering all shares of restricted stock granted to the Executive as Restricted Stock Bonuses to remain effective until sixty (60) days after the lapse of all restrictions on the shares of restricted stock granted to the Executive as Restricted Stock Bonuses.

          (b) In the event the Company does not grant the restricted stock described above then the Company will pay to the Executive an amount equal to the amount the Executive would have received if the restricted stock had been granted and earned as described above and sold at the New York Stock Exchange closing price on the date or dates selected for sale by the Executive and notice is received by the Company, with payment to be made on the day after the dates selected for sale by the Executive.

          6.5 LONG TERM INCENTIVE AWARDS. The Executive shall be entitled to participate in any other long term incentive award program as is approved in the future by the Compensation Committee.

          6.6 SUPPLEMENTAL EXECUTIVE RETIREMENT PAY. The Company shall provide to the Executive Supplemental Executive Retirement Pay that, when combined with payments, if any, to the Executive under the Company's defined benefit pension plan and associated non-qualified restoration plan, will pay to the Executive after termination of employment with the Company an annual benefit for his life equal to the result of the following formula:

          (a) the sum of (i) the Minimum Annual Salary for the Executive in effect immediately prior to his termination of employment plus (ii) 50% of the Executive's average annual Cash Incentive Compensation for the three calendar years prior to the year in which the Executive's employment is terminated (or the annual average of such shorter period as the Executive has been employed by the Company if the Executive has not been employed for three full calendar years), times

          (b) two and one-half percent (2.5%), times

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          (c) years (including portions thereof) of the Executive's credited service with the Company.

For purposes of the Executive's Supplemental Executive Retirement Pay, credited service of the Executive shall be credited monthly with service for purposes of vesting and benefit accrual on the basis of two months of credit for each one month during the first five years after the Effective Date and one month of credit for each one month of employment thereafter. The Executive shall be vested immediately at the time of crediting of service for all benefits under his Supplemental Retirement Pay with respect to all service that has been credited to the Executive pursuant to the terms of this Agreement. The Supplemental Executive Retirement Pay shall include an option for the Executive to elect to be paid (i) the amount determined under the preceding formula for his life, (ii) a benefit actuarially equivalent to the benefit payable under (i) but paid in the form of an annuity for the life of the Executive with a continuing annuity payable to his spouse if she is then living for her remaining life equal to 50% of the annuity paid to the Executive, or (iii) at termination of employment an immediate lump sum payment, in lieu of lifetime payments, equal to the lump sum actuarial equivalent of the lifetime payments required under the formula set forth above, with the option to be exercisable by the Executive's spouse if the termination of employment is as a result of death of the Executive. Actuarially equivalent amounts will be determined by the actuary who determines the yearly contribution to the Company's defined benefit plan using the actuarial assumptions set forth in such plan at the time the payment is made or payments are to begin under this section, or, if such plan does not exist at such time, the assumptions set forth in such plan at the time such plan terminated.

          6.7 OTHER COMPANY COMPENSATION PROGRAMS. The Executive shall be entitled to participate at an appropriate level in all other compensation programs adopted by the Company.

                                  ARTICLE VII

                                FRINGE BENEFITS

          The Company shall provide the Executive with the following fringe benefits at a level commensurate with his position as Vice Chairman and Chief Executive Officer of the Company and his peers in the Parent:

          (a)  annual physical examinations,

          (b) reimbursement of dues and special assessments for membership in the Dallas Petroleum Club and the Northwood Country Club,

          (c) not less than four weeks paid vacation yearly, and

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          (d) participation in health, dental, group life, disability and all other plans and fringe benefits generally provided to Parent's executives in comparable positions and/or other Company personnel.

                                  ARTICLE VIII

                               WORKING FACILITIES

          The Company shall furnish Executive with a private office and a private secretary and all other assistance and accommodations as are suitable to the character of Executive's position with the Company and adequate for the performance of his duties under this Agreement.

                                   ARTICLE IX

                                    EXPENSES

          Executive is authorized to incur reasonable expenses for the promotion of the business of the Company including expenses for entertainment, travel and other similar items. The Company shall pay or reimburse Executive for all reasonable items of expense incurred by Executive in performing his obligations under this Agreement. Executive must, however, in each case provide the Company adequate substantiation of the expense that has been incurred by Executive.

                                   ARTICLE X

                           TERMINATION OF EMPLOYMENT

          In the event of a termination of the Executive's employment under this Agreement the following provisions shall apply:

          10.1 TERMINATION WITHOUT CAUSE BY EXECUTIVE. Upon Termination Without Cause by Executive of his employment with the Company, the Company shall pay Executive, within 30 days, a cash sum equal to that portion of his Minimum Annual Salary which has been earned but unpaid prior to the date of Executive's termination plus the Executive's Termination Bonus for the year of termination. All other items of compensation shall be payable only to the extent they are then vested or they are normally provided to an employee who voluntarily terminates.

          10.2 TERMINATION WITH CAUSE BY EXECUTIVE. Upon Termination With Cause by Executive of employment with the Company:

          (a) the Company shall pay the Executive, within 30 days, a cash sum equal to (i) his then Minimum Annual Salary times the greater of (A) one and (B) the number of years (including portions thereof) remaining in the initial five-year term of this Agreement, plus (ii) the Cash Incentive Compensation that would

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have otherwise accrued to the Executive (calculated at the target level of 55%
of the Executive's Minimum Annual Salary immediately prior to termination) through the longer of (A) the calendar year of termination and (B) the number of years (including portions thereof) remaining in the initial five-year term of this Agreement, and

          (b) Executive shall be entitled to, and the Company shall provide to Executive, the benefits the Executive is entitled to under the terms of the 1994 Stock Incentive Plan as well as the following benefits:

          (i) for purposes of the Executive's Supplemental Executive Retirement Pay, the Executive immediately shall be credited with all service that would have been credited to the Executive during the initial five-year term of this Agreement in accordance with the provisions of Section 6.6 (i.e., a total of ten years of credited service) plus all additional credited service, if any, actually earned by Executive after the initial five-year term;

          (ii) the Executive shall be entitled to receive his benefits, if any, under the Company's defined benefit pension plan, and also his Supplemental Executive Retirement Pay with respect to all credited service of the Executive for purposes of the Executive's Supplemental Executive Retirement Pay, including, but not limited to, service credited pursuant to clause (i) above;

          (iii) annual physical examinations and medical, dental, life and disability insurance, commensurate with that in effect for the Executive immediately prior to termination, for the five-year term after termination at the sole expense of the Company;

          (iv) all payments under Long Term Incentive Awards, if any, that are then vested or that would have vested through the longer of (A) one year from the date of termination and (B) the number of years (including portions thereof) remaining in the initial five-year term of this Agreement; and

          (v) all other then vested benefits of the Executive.

          10.3 TERMINATION WITHOUT CAUSE BY THE COMPANY. If there is a Termination Without Cause of Executive by the Company, the Company shall pay and provide to Executive the same compensation and benefits described in Section
10.2 for Termination With Cause by the Executive which shall constitute all payments to which the Executive will be entitled.

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          10.4   TERMINATION FOR JUST CAUSE BY THE COMPANY.  If Executive is
terminated by the Company for Just Cause, the Company shall pay Executive, within 30 days, a cash sum equal to that portion of his then Minimum Annual Salary which has been earned but unpaid prior to the date of Executive's termination plus the Executive's Termination Bonus for the year of termination plus any other then vested benefits. No other item of compensation shall be due Executive unless it is specifically required by law or by other agreements with the Company.

          10.5 TERMINATION FOR DISABILITY. If Executive is terminated for Disability, the Company shall pay Executive (a) his then Minimum Annual Salary for one year from the date of his Disability, and (b) a cash sum equal to the Cash Incentive Compensation Executive has accrued prorated to the date of his Disability as if the goal set by the Compensation Committee is met. In addition, Executive shall be entitled to (i) receive any Long Term Incentive Award which vests within one year after the date of Disability, (ii) receive his Supplemental Executive Retirement Pay to the extent vested on the date of Disability and (iii) receive pay for vested but unused vacation on the date of Disability.

          10.6 TERMINATION FOR DEATH. If Executive dies while in the employ of the Company, the Company shall pay and provide to Executive's estate the same compensation and benefits described in Section 10.5 for termination for Disability, assuming that he became disabled on the date of his death, except that the then Minimum Annual Salary shall be payable for three months instead of one year.

          10.7 CHANGE OF CONTROL. The Parent, Company and Executive shall enter into the change of control agreement attached hereto as Exhibit C and the Executive shall be entitled to the benefits therein provided upon a "Change in Control" as therein defined. In the event of a Change in Control, Executive shall be entitled to the benefits provided herein and in the Change in Control Agreement, provided that in the event the terms of this Agreement and the Change in Control Agreement provide for the same type of benefit or payment based on the same operative event or facts then the Executive shall be entitled to the higher benefit or payment under the agreements but not duplicate benefits or payments; it being specifically agreed that if the Change in Control occurs prior to the end of the initial 5 year term of this Agreement, the Executive will be entitled to the greater of the payments of salary under this Agreement for the remainder of such initial 5 year term or the payment of 3 times the Executive's salary under Section 4(iii)(c) of the Change in Control Agreement.

          10.8 RETIREMENT. Upon Retirement, the Company shall pay the Executive his Minimum Annual Salary and Cash Incentive Compensation which has been earned but is unpaid as of the date of Retirement. In addition, the Executive shall receive all other benefits to which he is entitled under this Agreement and other agreements with and plans of the Company.

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                                 ARTICLE XI

                   POST-TERMINATION OBLIGATIONS OF EXECUTIVE

          All payments and benefits due Executive under this Agreement shall be subject to Executive's compliance with the following provisions:

          11.1 ASSISTANCE IN LITIGATION, ETC. During the period of his employment and for a reasonable period, not to exceed the greater of the term of this Agreement or 24 months, after Executive's termination of employment, Executive shall, upon reasonable notice, furnish all information and proper assistance including, without limitation, testimony, to the Company as may reasonably be required by the Company in connection with any litigation or other administrative or regulatory proceeding in which they or any of their subsidiaries or affiliates is, or may become, a party, or in connection with any filing or similar obligation of the Company imposed by any taxing, administrative or regulatory authority having jurisdiction. The Company, however, shall be obligated to pay all of the reasonable expenses incurred by Executive in complying with these provisions.

          11.2 CONFIDENTIAL INFORMATION. Executive shall not knowingly use for his personal benefit or disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company or its Affiliates or to any of the businesses operated by them, nor take with him, upon leaving employment with the Company, any document or other record relating to that information. Executive confirms that such information constitutes the exclusive property of the Company.

          11.3 NO SOLICITATION OF COMPANY EMPLOYEES. Executive shall not, during the period of his employment and for a period of six months afterwards, intentionally solicit, induce or actively encourage any persons then employed by the Company or any of its Affiliates to leave the employment of such entity. Nothing in this Section shall prohibit or in any way limit Executive's right to employ and/or discuss terms of employment with any persons who seek employment and/or initiate discussions, if that action occurs subsequent to Executive's termination of employment and off the business premises of the Company.

                                  ARTICLE XII

                     RELIANCE ON GENERAL CREDIT OF COMPANY

          All payments of Minimum Annual Salary, Cash Incentive Compensation, Long Term Incentive Awards and Supplemental Executive Retirement Pay shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Executive shall have no right, title, or interest in any investments that the Company may make to aid the Company in meeting its obligations for these payments.

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                                  ARTICLE XIII

                     PAYMENT OF LEGAL FEES; INDEMNIFICATION

          The Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive (i) in the preparation of this Agreement or
(ii) in connection with Executive's obtaining or enforcing any right or benefit provided by this Agreement. The reimbursement of such legal fees and expenses shall be made within 30 days after Executive's request for payment accompanied by evidence of the fees and expenses incurred. For a period of ten years after the termination, for any reason, of Executive's employment with the Company, the Company shall indemnify, hold harmless and defend Executive, to the fullest extent permitted by applicable law, from and against any loss, cost or expense related to or arising out of any action or claim with respect to (i) the Company or its Affiliates or (ii) any action taken or omitted by the Executive (INCLUDING, BUT NOT LIMITED TO, MATTERS THAT CONSTITUTE NEGLIGENCE OF THE EXECUTIVE) for or on behalf of the Company or its Affiliates, whether, in either case, such action or claim, or the facts and circumstances giving rise thereto, occurred or accrued before or after such termination of employment.

                                  ARTICLE XIV

                            MODIFICATION AND WAIVER

          14.1 AMENDMENT OF AGREEMENT. This Agreement may not be modified or amended except by an instrument in writing signed by the parties to this Agreement.

          14.2 WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with waiver or estoppel. No written waiver shall be deemed a continuing waiver unless the continuing nature of the waiver is expressly stated therein. Each waiver shall operate only as to that specific term or condition; it will not be deemed a waiver of future conditions or as to any act other than that specifically waived.

                                   ARTICLE XV

                                  ARBITRATION

          Any controversy or claim arising out of or relating to this Agreement, or breach of it, shall be settled by arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

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

                                 ARTICLE XVI

                               GENERAL PROVISIONS

          16.1 FEDERAL INCOME TAX WITHHOLDING. The Company shall withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required under any law or governmental regulation or ruling.

          16.2   SUCCESSORS; ENFORCEABILITY.

          (a) SUCCESSOR MUST ASSUME. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation, dissolution or otherwise) to all or substantially all of the aggregate business and/or assets of the Company (including consolidated subsidiaries) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

          (b) AGREEMENT ENFORCEABLE AFTER EXECUTIVE DEATH. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          16.3 NONASSIGNABILITY. Except as provided in this Section 16.3, neither this Agreement or any right or interest granted in it shall be assignable by either the Company or Executive, or their successors or representatives, without the other's prior written consent. This Section shall not preclude Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death, or the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights under this Agreement to the person or persons entitled to them.

          16.4 NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, computation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          16.5 DELIVERY OF NOTICES. Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been given and received upon the earlier of (i) receipt by the party to which the notice is sent and (ii) delivery of the notice to the address for notice for the party to which the notice is sent as set forth on the signature page hereof or as changed pursuant to the terms hereof. Any address may be changed from time to time by serving notice to the other party as required in this Section.

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

          16.6 SURVIVAL OF CERTAIN OBLIGATIONS. The obligations of the Company under Section 6.6, Articles X, XIII, XV and XVI, and Executive under Articles XI, XV and XVI, shall survive the expiration of this Agreement.

          16.7 SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, that invalidity shall not affect any other provision of this Agreement not also held invalid, and each other provision shall to the full extent consistent with law continue in full force and effect.

          16.8 HEADINGS. The headings of Articles and Sections are included solely for convenience of reference. The descriptive heading shall not control the meaning or interpretation of any of the provisions of this Agreement.

          16.9 GOVERNING LAW. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance, and enforcement shall be governed by the laws of that State.

          16.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute a single Agreement.

                                  ARTICLE XVII

                                ENTIRE AGREEMENT

          As of the Effective Date, this Agreement shall constitute the entire agreement of the parties with respect to the matters covered hereby, and shall supersede all prior written and oral agreements pertaining to the subject matter hereof.

                                 ARTICLE XVIII

                          WAIVER OF SEVERANCE PLANS OF
                      DALEN CORPORATION AND TERMINATION OF
               PRIOR EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

          As of the Effective Date, the Executive is entitled to participate in and receive benefits under the Employee Severance Pay Plan and the Executive Severance Pay Plan (the "Severance Plans") of DALEN Corporation, a corporation that, as of the Effective Date, is or will become a wholly-owned Subsidiary of the Company. Executive hereby waives all rights he now has or may hereafter accrue under the Severance Plans, and agrees that he shall no longer be a participant in such plans. Executive is also a party to an Employment Agreement (the "Former Employment Agreement") and a Change of Control Agreement (the "Former Change of Control Agreement") with a wholly-owned subsidiary (then operating under the name of NGC Energy Company, and now operating as DALEN Resources Oil & Gas Company) of DALEN Corporation, each dated February

23, 1989. Executive hereby agrees to terminate and waive all rights under the Former Change of Control Agreement immediately. Executive also agrees, subject to receipt of all payments and benefits accrued to Executive under the Former Employment Agreement through the Effective Date, to voluntarily terminate the Former Employment Agreement effective as of the Effective Date, provided that the provisions of Sections 8, 15, 20 and 21 of the Former Employment Agreement shall survive termination thereof. Nothing herein shall be construed as a release or waiver of any rights the Executive may become entitled to under existing annual bonus plans or long term incentive plans of DALEN Corporation.

          The parties have caused this Agreement to be executed on the date first written in this Agreement.

                                 ENSERCH EXPLORATION, INC.

                                 By: /s/
                                    ---------------------------------------
                                                            COMPANY

                                Address:
                                         ----------------------------------

                                         ----------------------------------

                                         ----------------------------------


                                  By: /s/ Joseph T. Williams
                                      -------------------------------------
                                                              EXECUTIVE

                                Address:
                                         ----------------------------------

                                         ----------------------------------

                                         ----------------------------------


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